Exhibit 99.1

BioDelivery Sciences Business Update:

Plans for Three Products Entering Phase 3 Next Year

Additional favorable results from Phase 2 trial of BEMA Buprenorphine announced

RALEIGH, N.C., February 26, 2010 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) today provided a summary of its business overview webcast that was conducted on Thursday, February 25, 2010. Dr. Mark A. Sirgo, President and Chief Executive Officer, and Dr. Andrew L. Finn, Executive Vice President of Product Development, provided an update on the product portfolio, including development plans, anticipated timelines, and key upcoming milestones.

Also announced were additional results of BDSI’s Phase 2 clinical study with BEMA Buprenorphine for the treatment of pain following third molar extraction (dental surgery). Initial Phase 2 results, which met the primary endpoint, were announced by BDSI in December 2009. Further analysis of the Phase 2 data has revealed a more robust effect of BEMA Buprenorphine on the primary outcome measure, SPID 8 (sum of pain intensity differences at 8 hours), in patients with more severe pain at baseline (pain score of 7 or greater). In this subset of the data, all three doses (low, medium, and high) of BEMA Buprenorphine were nearly or actually statistically superior (p= 0.06, 0.03, and 0.02 respectively) to placebo. The key secondary endpoint, TOTPAR 8 (total pain relief over the 8 hour post-dose period) followed the same pattern as the SPID 8 with the high dose statistically superior to placebo and the medium dose nearly significant. The results of the study support the potential use of BEMA Buprenorphine for the treatment of chronic pain. No serious adverse events were seen at any dose, and side effects were typical of those seen with a strong opioid.

Management also discussed plans for the development of a “high dose” formulation of buprenorphine with naloxone (opioid antagonist) for the treatment of opioid dependence. Management stated its belief that a BEMA formulation may be able to address some of the drawbacks associated with the currently marketed formulation of buprenorphine/naloxone, Suboxone, which reported retail sales of nearly $900 million in 2009.

The webcast also included updates on other potential near-term value drivers for BDSI, including:

•	Anticipated growth of ONSOLIS sales, particularly once competitors’ REMS programs are approved and in place.

•	Anticipated approvals of ONSOLIS in the E.U., which would result in the receipt of a $5 million milestone payment to BDSI.

•	Canadian regulatory authority approval of ONSOLIS, making it the first approved treatment for breakthrough cancer pain in Canada.

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Clinical plans with the potential for three products to enter Phase 3 development in early 201l—BEMA Buprenorphine (pain), BEMA Buprenorphine (opioid dependence) and BEMA Granisetron (nausea/vomiting).

•	The potential for a BEMA Buprenorphine commercial partnership by the end of 2010.

In closing, Dr. Sirgo stated, “2009 was the best year this company has had, led by the approval and launch of ONSOLIS. We believe the future is extremely bright, not only with ONOSLIS, but because of our pipeline of products. We have demonstrated that we can move a product through the regulatory hurdles even under the most challenging of financial and regulatory circumstances, and this should leave investors with confidence that we can replicate this process with our pipeline of products.”

The archived webcast can be viewed in its entirety and the presentation accessed at www.bdsi.com.

About BioDelivery Sciences International

BioDelivery Sciences (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS (fentanyl buccal soluble film), which was approved by FDA in July 2009, for the management of breakthrough pain in patients with cancer, eighteen years of age and older, who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain, and BEMA Buprenorphine, an analgesic in Phase 2 clinical development with at least one potential target indication for the treatment of moderate to severe pain. Additional product candidates are being developed utilizing the BEMA technology for conditions such as opioid dependence, nausea/vomiting, and migraine. The Company is also working with its patented Bioral cochleate technology to facilitate oral dosing of drugs otherwise given by intravenous administration. The first product under development using the technology is Bioral Amphotericin B. The Company’s headquarters is located in Raleigh, North Carolina. For more information please visit www.bdsi.com.

BDSI®, BEMA® and Bioral® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual results of sales of ONSOLIS, the timing of entry into (if at all) of a commercial partnership for BEMA Buprenorphine, and the timing for development, and the results of clinical trials and regulatory review of, the Company’s product candidates, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contact:

Donald Ellis

ICR, Inc.

925-253-1240

donald.ellis@icrinc.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsinternational.com